Exhibit 99.1

DLH HOLDINGS CORP ANNOUNCES INTENT TO PUBLISH INFORMATION VIA SOCIAL MEDIA OUTLETS

Atlanta, Georgia — April 23, 2013 — DLH Holdings Corp. (NASDAQ: DLHC), a leading healthcare and logistics services provider to the Federal Government, including the Departments of Defense and Veterans Affairs, announced today that, in accordance with recent guidance published by the U.S. Securities and Exchange Commission (SEC) regarding the use of social media to disclose material, non-public information, starting April 23, 2013 it intends to use social media channels to publish information about the company, including information which  may be deemed to be material non-public information.  Therefore, we encourage investors, the media, and others interested in DLH to review the information we post on the U.S. social media channels as described below.

Presently, DLH will use its official Twitter feed — http://www.twitter.com/DLHCorp.com to communicate company information in conjunction with traditional sources, including press releases, SEC filings and the company’s investor relations website (http://www.dlhcorp.com/investor-relations.aspx).  The list of social media channels that we use may be updated on our investor relations website from time to time. DLH Chief Financial Officer, Kathryn JohnBull, commented: “Social media affords us the ability to provide updates in real-time and generates an additional layer of transparency to our shareholders. Although we will continue to use traditional media sources such as  press releases and SEC reports to report company information, by following DLH’s Twitter feed our followers — including customers, shareholders, and partners - can stay plugged into our company.”

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a full-service provider of healthcare, logistics, and technical support services to DoD and Federal agencies. For more information, visit the corporate web site at www.dlhcorp.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans” (and similar expressions) should be considered forward looking statements. There are a number of important factors that could cause DLH`s actual results to differ materially from those indicated by the forward looking statements, including those factors described under “Risk Factors” in the Company’s periodic reports filed with the U.S. Securities Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2012. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. DLH undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, changes in expectation or otherwise, except as required by law.

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer

Kathryn M. JohnBull, Chief Financial Officer

DLH

1776 Peachtree Street, NW

Atlanta, GA 30309

866-952-1647

Christy N. Buechler, Marketing & Communications Manager (Media)

DLH

678-935-1531

christy.buechler@dlhcorp.com

(Investor Relations)

Donald C. Weinberger/Adam Lowensteiner

Wolfe Axelrod Weinberger Associates, LLC

212-370-4500

don@wolfeaxelrod.com

adam@wolfeaxelrod.com

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